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                                                                   Exhibit 10.12



Jeff Shell
Los Angeles, California

Dear Mr. She11:


This letter, when executed by both you and Fox/Liberty Networks, LLC (hereinafter referred to as "the Company"), will confirm the agreement between you and the Company relating to your employment by the Company, and will supersede all prior agreements between you and the Company relative to your employment with the Company.

1. (a) The Company hereby employs you for a period commencing September 1, 1997 and ending September 30, 1999. In addition, the Company shall have an irrevocable option exercisable at its discretion to employ you for an additional twelve month period pursuant to this agreement, commencing on October 1, l999 and ending September 30, 2000. The exercise of such option shall be on not less than 120 days written notice to you prior to the expiration of the term set forth above.

    (b) If you continue in the employ of the Company after the end of the above term or the additional period, your employment shall be on an at will basis, subject to the provision of Paragraph 13. hereof, at the weekly salary rate paid during your last regular pay period hereunder.

2. You shall perform such duties consistent with your position set forth in paragraph 3.(a), as are assigned to you from time to time (and agree to take such trips both within and outside the United States as shall be determined to be desirable) by the Company's Board of Directors, its Executive Committee, Chairman of the Board, Vice Chairman of the Board, and President, Executive Vice President or persons occupying substantially identical positions thereto.

3. (a) You shall serve as Chief Financial Officer and Executive Vice President. You shall report to the President and Chief Executive Officer.

    (b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

5. You shall render your services in Los Angeles, California and at such places as the Company shall designate from time to time on a temporary basis.

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6.  For your services hereunder, the Company will, during the term of your employment described in Paragraph 1.(a) hereof, on regular pay dates as then in effect under applicable Company policy, pay you at rate of:

    (a) $330,000 per annum for the twelve month period from September 1, l997 through August 31, 1998;

    (b) $360,000 per annum for the thirteen month period from September l, 1998 through September 30, 1999:

    (c) $400,000 per annum for the twelve month option period, if exercised, commencing October 1, 1999 through September 30, 2000.

 7. (a) You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

    (b) Enclosed is a copy of the News Corporation Limited Standard of Business Conduct Statement. You agree to abide by the provisions of this statement at all times during your employment by the Company.

8. You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

9. (a) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such

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     assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

     (b) A11 memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business of the Company or its affiliates which is not otherwise publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

     (c) The Company shall have the right to use your name, approved biography and approved likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (d) The covenants set forth above in this paragraph shall survive the termination of this Agreement.

10. You shall be eligible to participate in all employee benefit plans of the Company including, without limitation, stock appreciation plan and bonus available to other comparable executives of the Company and your eligibility to participate in such plans shall be governed by the rules applicable to comparable executives.

11. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

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12.  The Company's engagement of you hereunder is subject to your compliance with the terms and provisions of the Federal Immigration and Naturalization Act. You shall provide the Company or its designee with such proof of your United States citizenship or authorization to work in the United States and to complete all forms required by the Immigration and Naturalization Services, you acknowledge that this Agreement shall not become effective and you shall not be entitled to any compensation hereunder unless and until you comply with the provisions of this Paragraph 12.

13. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to you whether by way of contract, letter, or Company termination policy, is hereby rescinded. You further agree that if continue in the employ of the Company after the end of this Agreement, your employment will be at-will and may be terminated in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

14. All notices either party is required or desires to give to the other shall be in writing and addressed as follows:

        (a) To Employee:         Mr. Jeff Shell
                                 c/o Fox/Liberty Networks, L.L.C.
                                 1440 S. Sepulveda Blvd.
                                 Los Angeles, CA 90025

            With copy to:        Mr. Jason C. Sloane
                                 Hansen, Jacobson, Teller & Hoberman
                                 450 N. Roxbury Dr., 9th Floor
                                 Beverly Hills, CA 90210-4222

        (b) To the Company:      Ms. Gloria Dickey
                                 Fox Liberty Networks, L.L.C.
                                 1440 S. Sepulveda Blvd.
                                 Los Angeles, CA 90025

15. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

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16.  This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.


                        Sincerely,

                        FOX/LIBERTY NETWORKS, LLC


                        By  /s/ Anthony Ball
                          -------------------------------------
                          Anthony Ball
                          President & Chief Executive Officer

                            2/4/98
                          -------------------------------------
                          Date


THE FOREGOING IS AGREED TO:


/s/ Jeff Shell
--------------------------------
Jeff Shell


          2/3/98
--------------------------------
Date



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